Daktronics, Inc. Announces First Quarter Fiscal 2014 Results

Brookings, S.D. – August 20, 2013 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2014 first quarter net sales of $138.7 million and net income of $5.7 million, or $0.13 per diluted share, compared to net sales of $132.9 million and net income of $6.7 million, or $0.16 per diluted share, for the first quarter of fiscal 2013.   Fiscal 2014 first quarter orders were $159.3 million compared to $173.5 million for the first quarter of fiscal 2013. Backlog at the end of the fiscal 2014 first quarter was $167 million, compared with a backlog of $164 million a year earlier and $141 million at the end of the fourth quarter of fiscal 2013.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $(8.6) million for the first three months of fiscal 2014, compared to $15.2 million for the same period in fiscal 2013.  Cash and marketable securities at the end of the first quarter of fiscal 2014 were $46.8 million, which compares to $64.7 million at the end of fiscal 2013 and $63.9 million at the end of the first quarter of fiscal 2013.

“We are pleased with our success in booking orders during the quarter. Last year's first quarter was a record level of orders, so it is a tough comparable. We were able to achieve a higher level of sales, and also ended with a slightly higher backlog as compared to the fiscal 2013 first and fourth quarters,” said Jim Morgan, president and chief executive officer.

Gross profit levels were lower compared to the first quarter of fiscal 2013 due to inherent variability in gross profit levels typical with large projects. Operating expenses in the fiscal 2014 first quarter increased slightly as a percentage of sales to 19.4 percent.

Orders

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Orders in the Commercial business unit were down approximately 17 percent in the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013. The decrease in orders was primarily the result of the volatility in the timing of orders in our digital billboard and our large video contract business.

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Orders in the Live Events business unit rose approximately 33 percent compared to the first quarter of fiscal 2013, and included orders for two large video display systems totaling approximately $20 million during the quarter.

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Orders in the Schools and Theatres business unit declined by approximately 17 percent for the first quarter of fiscal 2014 compared to the same period in fiscal 2013. Although the number of video projects for high schools was about the same as last year, the average selling price this year was less.

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Orders in the Transportation business unit were down approximately 56 percent compared to the same period in fiscal 2013, primarily as a result of booking the LAX Bradley International Terminal project worth approximately $20 million during the first quarter of fiscal 2013. In comparing quarterly results, excluding the LAX project, orders increased by approximately $2 million.

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Orders in the International business unit were down approximately 6 percent over the first quarter of fiscal 2013. The decrease is due to the historic volatility in timing on large orders. We have had continued strong success in the Australian region and secured orders of approximately $7 million there during the quarter.

Outlook
Reece Kurtenbach, who will become the CEO for the company on September 1, added, “We continued to see a strong pipeline in the worldwide marketplace during the first quarter, and we continue to be optimistic in our ability to secure the orders to support modest sales growth in fiscal 2014. We began shipping our new LED outdoor surface-mount technology during the first quarter of fiscal 2014 and are seeing strong interest in this product. We continue to focus on our strategic goals to improve operating margins, selecting initiatives across the company to increase gross profit margins and control operating expenses.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2013 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended
	July 27, 2013	July 28, 2012

Net sales	$138,722	$132,919
Cost of goods sold	103,221	96,529
Gross profit	35,501	36,390

Operating expenses:
Selling expense	13,617	13,080
General and administrative	7,299	6,581
Product design and development	5,989	6,021
	26,905	25,682
Operating income	8,596	10,708

Nonoperating income (expense):
Interest income	343	431
Interest expense	(115)	(87)
Other (expense) income, net	(392)	(180)

Income before income taxes	8,432	10,872
Income tax expense	2,712	4,194
Net income	$5,720	$6,678

Weighted average shares outstanding:
Basic	42,528	42,068
Diluted	42,766	42,141

Earnings per share:
Basic	$0.13	$0.16
Diluted	$0.13	$0.16

Cash dividends declared per share	$0.120	$0.115

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	July 27, 2013	April 27, 2013
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$22,165	$40,676
Marketable securities	24,636	24,052
Accounts receivable, net	86,921	63,227
Inventories, net	58,912	49,045
Costs and estimated earnings in excess of billings	35,332	39,355
Current maturities of long-term receivables	4,944	4,807
Prepaid expenses and other assets	5,505	6,185
Deferred income taxes	13,157	12,755
Income tax receivables	961	46
Total current assets	252,533	240,148

Long-term receivables, less current maturities	10,486	11,325
Goodwill	4,613	3,306
Intangibles, net	2,900	1,181
Advertising rights, net and other assets	773	772
Deferred income taxes	1,059	1,061
	19,831	17,645
PROPERTY AND EQUIPMENT:
Land	2,116	1,497
Buildings	59,198	57,012
Machinery and equipment	68,226	65,600
Office furniture and equipment	16,109	16,118
Computer software and hardware	42,362	41,745
Equipment held for rental	868	868
Demonstration equipment	8,359	8,400
Transportation equipment	4,203	4,026
	201,441	195,266
Less accumulated depreciation	136,915	133,641
	64,526	61,625
TOTAL ASSETS	$336,890	$319,418

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	July 27, 2013	April 27, 2013
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$264	$—
Accounts payable	48,916	38,651
Accrued expenses	21,696	24,331
Warranty obligations	13,433	13,933
Billings in excess of costs and estimated earnings	13,824	14,245
Customer deposits (billed or collected)	18,870	12,375
Deferred revenue (billed or collected)	7,421	9,112
Current portion of other long-term obligations	890	356
Income taxes payable	1,420	1,689
Total current liabilities	126,734	114,692

Long-term warranty obligations	11,554	11,213
Long-term deferred revenue (billed or collected)	4,909	4,424
Other long-term obligations, less current maturities	3,037	843
Total long-term liabilities	19,500	16,480
TOTAL LIABILITIES	146,234	131,172

SHAREHOLDERS' EQUITY:
Common stock	38,489	37,429
Additional paid-in capital	27,919	27,194
Retained earnings	124,373	123,750
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive (loss) income	(116)	(118)
TOTAL SHAREHOLDERS' EQUITY	190,656	188,246
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$336,890	$319,418

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Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended
	July 27, 2013	July 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,720	$6,678
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	3,757	3,819
Amortization	65	57
Amortization of premium/discount on marketable securities	59	48
(Gain) loss on sale of property and equipment	(31)	3
Share-based compensation	722	762
Excess tax benefits from share-based compensation	(3)	(2)
Provision for doubtful accounts	417	(281)
Deferred income taxes, net	(400)	19
Change in operating assets and liabilities	(14,924)	5,405
Net cash (used in) provided by operating activities	(4,618)	16,508

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,042)	(1,443)
Proceeds from sale of property and equipment	68	92
Purchases of marketable securities	(1,187)	(3,857)
Proceeds from sales or maturities of marketable securities	500	3,999
Acquisition, net of cash acquired	(1,298)	—
Net cash used in investing activities	(5,959)	(1,209)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	—	(982)
Proceeds from exercise of stock options	293	58
Excess tax benefits from share-based compensation	3	2
Principal payments on long-term obligations	(3,374)	—
Dividends paid	(5,097)	(4,832)
Net cash used in financing activities	(8,175)	(5,754)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	246	(128)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(18,506)	9,417

CASH AND CASH EQUIVALENTS:
Beginning of period	40,628	29,423
End of period	$22,122	$38,840

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended
	July 27, 2013	July 28, 2012
Net Sales:
Commercial	$33,701	$38,356
Live Events	55,077	44,509
Schools & Theatres	17,917	18,174
Transportation	13,042	16,596
International	18,985	15,284
	$138,722	$132,919
Orders:
Commercial	$36,975	$44,599
Live Events	67,400	50,699
Schools & Theatres	19,551	23,458
Transportation	13,969	32,036
International	21,388	22,750
	$159,283	$173,542

Reconciliation of Cash Flow (Used in) Provided by Operating Activities to Free Cash Flow (in thousands) (unaudited)

	Three Months Ended
	July 27, 2013	July 28, 2012
Net cash (used in) provided by operating activities	$(4,618)	$16,508
Purchases of property and equipment	(4,042)	(1,443)
Proceeds from sales of property and equipment	68	92
Free cash flow	$(8,592)	$15,157

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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